                                                                     Exhibit 3.1


                              DECLARATION OF TRUST
                                       OF
                             COLUMBUS REALTY TRUST
                             ---------------------


     The undersigned, acting as the Trust Managers of a real estate investment trust under the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"), hereby adopt the following Amended and Restated Declaration of Trust (this "Declaration of Trust").

                                   ARTICLE I

     The name of the trust (the "Trust") is "Columbus Realty Trust." An assumed name certificate setting forth such name has been filed in the manner prescribed by law.

                                   ARTICLE II

     The Trust is formed pursuant to the Texas REIT Act and has the following as its purpose:

     To purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property, and in general, to carry on any other business and do any other acts in connection with the foregoing and to have and exercise all powers conferred by the laws of the State of Texas upon real estate investment trusts formed under the Texas REIT Act, and to do any or all of the things hereafter set forth to the same extent as natural persons might or could do. The term "real property" and the term "interests in real property" for the purposes stated herein shall not include severed mineral, oil or gas royalty interests.

                                  ARTICLE III

     The address of the Trust's initial principal office and place of business is 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248. The address of the Trust's registered office is 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248 and the name of its registered agent at that address is Robert L. Shaw.

                                   ARTICLE IV

     The names and business mailing addresses of the Trust Managers are as follows:

       Name                          Mailing Address
       ----                          ---------------
Richard L. Bloch              123 E. Marcy Street
                              Suite 205
                              Santa Fe, New Mexico  87501

Robert L. Shaw                15851 Dallas Parkway
                              Suite 855
                              Dallas, Texas  75248

Will Cureton                  15851 Dallas Parkway
                              Suite 855
                              Dallas, Texas 75248

Roger T. Staubach             6750 LBJ Freeway
                              Suite 1100
                              Dallas, Texas 75240

James C. Leslie               6750 LBJ Freeway
                              Suite 1100
                              Dallas, Texas  75240

Jack E. Kemp                  1776 "I" Street N.W.
                              Suite 890
                              Washington, D.C.  20006

Hugh G. Robinson              8150 North Central Expressway
                              Suite 550
                              Dallas, Texas  75206

Gregg L. Engles               3811 Turtle Creek Blvd.
                              Suite 1300
                              Dallas, Texas  75219



                                   ARTICLE V

     The period of the Trust's duration is perpetual. The Trust may be sooner terminated by the vote of the holders of at least a two-thirds majority of the voting power of the outstanding Shares.

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

                                 ARTICLE VI

          The aggregate number of shares of beneficial interest which the Trust shall have authority to issue is one hundred million (100,000,000) common shares, par value $.01 per share ("Common Shares"), and ten million (10,000,000) preferred shares, par value $.01 per share ("Preferred Shares"). All of the Common Shares shall be equal in all respects to every other such Common Share, and shall have no preference, conversion, exchange or preemptive rights.

          Unless otherwise specified, in this Declaration of Trust the term "Shares" shall be deemed to refer to the Common Shares and, solely to the extent specifically required by law or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issue of any particular series of Preferred Shares, to the Preferred Shares. For purposes of Articles IX and XVIII (other than Article XVIII (j)) of this Declaration of Trust, the term Shares shall be deemed to refer to both the Common Shares and the Preferred Shares and, for purposes of such Articles IX and XVIII (other than Article XVIII
(j)), the number of outstanding Shares shall be deemed to be equal to the value of the Trust's outstanding Shares as determined from time to time by resolution of the Trust Managers, such determination to include an allocation of relative value among the Common Shares and any outstanding series of Preferred Shares.

          The Trust may issue one or more series of Preferred Shares, each such series to consist of such number of shares as shall be determined by resolution of the Trust Managers creating such series. The Preferred Shares of each such series shall have such designations, preferences, conversion, exchange or other rights, participations, voting powers, options, restrictions, limitations, special rights or relations, limitations as to dividends, qualifications or terms, or conditions of redemption thereof, as shall be stated and expressed by the Trust Managers in the resolution or resolutions providing for the issuance of such series of Preferred Shares pursuant to the authority to do so which is hereby expressly vested in the Trust Managers.

          Except as otherwise specifically provided in any resolution or resolutions of the Trust Managers providing for the issue of any particular series of Preferred Shares, the number of shares of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Trust Managers.

          Except as otherwise specifically provided in any resolution or resolutions of the Trust Managers providing for the issue of any particular series of Preferred Shares, Preferred Shares redeemed or otherwise acquired by the Trust shall assume the status of authorized but unissued Preferred Shares and shall be unclassified as to series and may thereafter, subject to the provisions of this Article VI and to any restrictions contained in any resolution or resolutions of the Trust Managers providing for the issuance of any such series of Preferred Shares, be reissued in the same manner as other authorized but unissued Preferred Shares.

          Except as otherwise specifically provided in any resolution or resolutions of the Trust Managers providing for the issue of any particular series of Preferred Shares, holders of Preferred Shares shall have no preemptive rights.

          Except as otherwise specifically required by law or this Declaration of Trust or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, the exclusive voting power of the Trust shall be vested in the Common Shares of the Trust. Each Common Share entitles the holder thereof to one vote at all meetings of the shareholders of the Trust.

                                  ARTICLE VII

          The Trust shall issue Shares only for a tangible or intangible benefit to the Trust, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Trust.

                                  ARTICLE VIII

          The Trust Managers shall manage all money and property received for the issuance of Shares for the benefit of the shareholders of the Trust.

                                   ARTICLE IX

          The Trust will not commence business until it has received for the issuance of shares of beneficial interest consideration of at least $1,000 value, consisting of any tangible or intangible benefit to the Trust, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Trust.

                                   ARTICLE X

          The Trust shall not engage in any activities beyond the scope of the purpose of a real estate investment trust formed pursuant to the Texas REIT Act, as such purpose is set forth in Article II hereof.

                                   ARTICLE XI

          Cumulative voting for the election of Trust Managers is prohibited.

                                  ARTICLE XII

          (a) The affirmative vote of the holders of not less than 80% of the outstanding Shares of the Trust, including the affirmative vote of the holders of not less than 50% of the outstanding Shares not owned, directly or indirectly, by any "Related Person" (as hereinafter defined), shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined); provided, however, that the 50% voting requirement referred to above shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding Shares; provided further, that neither the 80% voting requirement nor the 50% voting requirement referred to above shall be applicable if:

          (i) The Trust Managers of the Trust by a vote of not less than 80% of the Trust Managers then holding office (A) have expressly approved in advance the acquisition of Shares of the Trust that caused the Related Person to become a Related Person or (B) have expressly approved the Business Combination prior to the date on which the Related Person involved in the Business Combination shall have become a Related Person; or

          (ii) The Business Combination is solely between the Trust and another corporation, 100% of the voting stock of which is owned directly or indirectly by the Trust; or

          (iii) The Business Combination is proposed to be consummated within one year of the consummation of a Fair Tender Offer (as hereinafter defined) by the Related Person in which Business Combination the cash or Fair Market Value (as hereinafter defined) of the property, securities or other consideration to be received per Share by all remaining holders of Shares of the Trust in the Business Combination is not less than the price offered in the Fair Tender Offer; or

          (iv) All of conditions (A) through (D) of this subparagraph (iv) shall have been met: (A) if and to the extent permitted by law, the Business Combination is a merger or consolidation, consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a Related Person and the cash or Fair Market Value of the property, securities or other consideration to be received per share by all remaining holders of Shares of the Trust in the Business Combination is not less than the Fair Price (as hereinafter defined); (B) the consideration to be received by such holders is either cash or, if the Related Person shall have acquired the majority of its holdings of the Trust's Shares for a form of consideration other than cash, in the same form of consideration with which the Related Person acquired such majority;
     (C) after such person has become a Related Person and prior to consummation of such Business Combination: (1) there shall have been no reduction in the annual rate of dividends, if any, paid per share on the Trust's Shares (adjusted as appropriate for recapitalizations and for Share splits, reverse Share splits and Share dividends) except any reduction in such rate that is made proportionately with any decline in the Trust's net income for the period for which such dividends are declared and except as approved by a majority of the Continuing Trust Managers (as hereinafter defined), and
     (2) such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Trust prior to the consummation of such Business Combination (other than in connection with financing a Fair Tender Offer); and (D) a proxy statement that conforms in all respects with the provisions of the

     Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or the rules or regulations thereunder) shall be mailed to holders of the Trust's Shares at least 30 days prior to the consummation of the Business Combination for the purpose of soliciting shareholder approval of the Business Combination; or

          (v) The "Rights" (as defined in paragraph (b) of this Article XII) shall have become exercisable.

     (b) If a person has become a Related Person and within one year after the date (the "Acquisition Date") of the transaction pursuant to which the Related Person became a Related Person (x) a Business Combination meeting all of the requirements of subparagraph (iv) of the proviso to paragraph (a) of this
Article XII regarding the applicability of the 80% voting requirement shall not have been consummated and (y) a Fair Tender offer shall not have been consummated and (z) the Trust shall not have been dissolved and liquidated, then, in such event the beneficial owner of each Share (not including Shares beneficially owned by the Related Person) (each such beneficial owner being hereinafter referred to as a "Holder") shall have the right (individually a "Right" and collectively the "Rights"), which may be exercised subject to the provisions of paragraph (d) of this Article XII, commencing at the opening of business on the one-year anniversary date of the Acquisition Date and continuing for a period of 90 days thereafter, subject to extensions as provided in paragraph (d) of this Article XII (the "Exercise Period"), to sell to the Trust on the terms set forth herein one Share upon exercise of such Right. Within five business days after the commencement of the Exercise Period the Trust shall notify the Holders of the commencement of the Exercise Period, specifying therein the terms and conditions for exercise of the Rights. During the Exercise Period, each certificate representing Shares beneficially owned by a Holder (a "Certificate") shall also represent the number of Rights equal to the number of Shares represented thereby and the surrender for transfer of any number of Shares represented thereby and the surrender for transfer of any Certificate shall also constitute the transfer of the Rights represented by such Shares. At 5:00 P.M., Dallas, Texas time, on the last day of the Exercise Period, each Right not exercised shall become void, all rights in respect thereof shall cease as of such time and the Certificates shall no longer represent Rights.

     (c) The purchase price for a Share upon exercise of an accompanying Right shall be equal to the then-applicable Fair Price paid by the Related Person (plus, as an allowance for interest, an amount equal to the prime rate of interest of NationsBank of Texas, N.A., or such other bank as may be selected by the Trust Managers from time to time, as in effect from time to time from the Acquisition Date until the date of the payment for such Share but less the amount of any cash and the Fair Market Value of any property or securities distributed with respect to such Shares as dividends or otherwise during such time period), pursuant to the exercise of the Right relating thereto. In the event the Related Person shall have acquired any of its holdings of the Trust's Shares for a form of consideration other than cash, the value of such other consideration shall be the Fair Market Value thereof.

     (d) Notwithstanding the foregoing in paragraph (b) of this Article XII, the Exercise Period will be deferred in the event (a "Deferral Event") that the Trust is otherwise prohibited under applicable law from repurchasing Shares pursuant to the Rights. In the event the Exercise Period is deferred, or if at any time the Trust reasonably anticipates that a Deferral Event will exist, the Trust will, as soon as practicable, notify the Holders. If at the end of any fiscal quarter the Deferral Event ceases to exist, notice shall be given to the Holders of the commencement of the deferred Exercise Period, which Exercise Period shall commence no sooner than 15 days nor more than 45 days from the date of such notice and which shall continue in effect for a period of time equal in duration to the previously unexpired portion of the Exercise Period. Notwithstanding any other provision of this Declaration of Trust to the contrary, during the Exercise Period (including during the existence of any Deferral Event), neither the Trust nor any subsidiary may declare or pay any dividend or make any distribution on its shares or to its shareholders (other than dividends or distributions payable in its shares or, in the case of any subsidiary, dividends payable to the Trust) or purchase, redeem or otherwise acquire or retire for value, or permit any subsidiary to purchase or otherwise acquire for value, any Shares of the Trust if, upon giving effect to such dividend, distribution, purchase, redemption, or other acquisition or retirement, the aggregate amount expended for all such purposes (the amount expended for such purposes, if other than in cash, to be determined by a majority of the Continuing Trust Managers, whose determination shall be conclusive) would prejudice the ability of the Trust to satisfy its maximum obligation to purchase Shares upon exercise of the Rights; provided, however, that the Trust may declare and pay dividends during the Exercise Period if, but only to the extent, necessary to maintain the Trust's status as a real estate investment trust in accordance with Sections 856 through 860 of the Code and applicable Treasury Regulations.

     (e) Rights may be exercised upon surrender to the Trust's principal transfer agent (the "Transfer Agent") at its principal office, or such other office as may be determined from time to time by the Trust Managers, of the Certificate or Certificates evidencing the Shares to be tendered for purchase by the Trust, together with the form on the reverse thereof completed and duly signed in accordance with the instructions thereon. In the event that a Holder shall tender a Certificate which represents greater than the number of Shares which the Holder elects to require the Trust to purchase upon exercise of the Rights, the Holder shall designate on the reverse side of such Certificate the number of Shares to be sold from such Certificate. The Transfer Agent shall thereupon issue a new Certificate or Certificates for the balance of the number of Shares not sold to the Trust, which new Certificate or Certificates shall also represent Rights for an equivalent number of Shares.

     (f) For the purposes of this Article:

          (i) The term "Business Combination" shall mean (A) any merger or consolidation, if and to the extent permitted by law, of the Trust or a subsidiary, with or into a Related Person, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, of all or any Substantial Part (as hereinafter defined) of the assets of the Trust and its subsidiaries (taken as a whole) (including, without limitation, any voting securities of a subsidiary) to or with a Related Person, (C) the issuance or transfer by the Trust or a subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the Trust or a subsidiary of the Trust to a Related Person,
     (D) any reclassification of securities (including any reverse Share split) or recapitalization by the Trust, the effect of which would be to increase the voting power (whether or not currently exercisable) of the Related Person, (E) the adoption of any plan or proposal for the liquidation or dissolution of the Trust proposed by or on behalf of a Related Person which involves any transfer of assets, or any other transaction, in which the Related Person has any direct or indirect interest (except proportionately as a shareholder), (F) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing, and (G) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.

          (ii) The term "Continuing Trust Manager" shall mean (x) any Trust Manager of the Trust who is not affiliated with a Related Person and who was a Trust Manager immediately prior to the time that the Related person became a Related Person, and (y) any other Trust Manager who is not affiliated with the Related Person and is recommended either by a majority of the persons described in clause (x) of this subparagraph (ii) or by persons described in this clause (y) who are then Trust Managers of the Trust to succeed a person described in either the said clause (x) or clause
     (y) as a Trust Manager of the Trust.

          (iii) The term "Fair Market Value" shall mean (A) in the case of securities, the highest closing sale price during the 30-day period immediately preceding the date in question of such security on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such security is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such security is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such security is listed, or, if such security is not listed on any such exchange, the highest closing bid quotation with respect to such security during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or if no such quotations are available, the fair market value on the date in question of such security as reasonably determined by an independent appraiser selected by a majority of the Continuing Trust Managers (or, if there are no Continuing Trust Managers, as reasonably determined by Prudential Securities Incorporated) in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as reasonably determined by an independent appraiser selected by a majority of the Continuing Trust Managers (or, if there are no Continuing Trust Managers, by Prudential Securities Incorporated) in good faith. In each case hereunder in which an independent appraiser is to be selected to determine Fair Market Value, (1) in the event (x) there are no Continuing Trust Managers, and (y) Prudential Securities Incorporated is unable or elects not to serve as such appraiser, or (2) in the event there are Continuing Trust Managers that do not select an independent appraiser within 10 business days of a request for such appointment made by a Related Person, such independent appraiser may be selected by such Related Person.

          (iv) The term "Fair Price" shall mean the highest per-Share price (which, to the extent not paid in cash, shall equal the Fair Market Value of any other consideration paid), with appropriate adjustments for recapitalizations and for Share splits, reverse Share splits and Share dividends, paid by a person in acquiring any of its holdings of the Trust's Shares.

          (v) The term "Fair Tender Offer" shall mean a bona fide tender offer for all of the Trust's Shares outstanding (and owned by persons other than a Related Person if the tender offer is made by the Related Person), whether or not such offer is conditional upon any minimum number of Shares being tendered, in which the aggregate amount of cash or the Fair Market Value of any securities or other property to be received by all holders who tender their Shares for each Share so tendered shall be at least equal to the then applicable Fair Price paid by a Related Person or paid by the person making the tender offer if such person is not a Related Person. In the event that at the time such tender offer is commenced the terms and conduct thereof are not directly regulated by Section 14(d) or 13(e) of the Exchange Act and the general rules and regulations promulgated thereunder, then the terms of such tender offer regarding the time such offer is held open and regarding withdrawal rights shall conform in all respects with such terms applicable to tender offers regulated by either of such Sections of the Exchange Act. A Fair Tender Offer shall not be deemed to be "consummated" until Shares are purchased and payment in full has been made for all duly tendered Shares.

          (vi) The term "Related Person" shall mean and include any individual, corporation, partnership or other "person" (as defined in Section 13(d)(3) of the Exchange Act), and the "Affiliates" and "Associates" (as defined in Rule 12b-2 of the Exchange Act) of any such individual, corporation, partnership or other person which individually or together is the "Beneficial Owner" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of more than 500% of the Shares of the Trust, other than the Trust or any employee benefit plan(s) sponsored by the Trust.

          (vii) The term "Substantial Part" shall mean more than 35% of the book value of the total assets of the Trust and its subsidiaries (taken as a whole) as of the end of the fiscal year ending prior to the time the determination is being made.

          (viii) Any person (as such term is defined in subsection (vi) of this paragraph (f)) that has the right to acquire any Shares of the Trust pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise, shall be deemed a Beneficial Owner of such Shares for purposes of determining whether such person, individually or together with its Affiliates and Associates, is a Related Person.

               (ix) For purposes of subparagraph (iii) of paragraph (a) of this
          Article XII, the term "other consideration to be received" shall include, without limitation, Shares of the Trust retained by its existing public shareholders in the event of a Business Combination in which the Trust is the surviving entity.

     (g) The affirmative vote of the holders of not less than 80% of the outstanding Shares of the Trust, including the affirmative vote of the holders of not less than 50% of the outstanding Shares not owned, directly or indirectly, by any Related Person (such 50% voting requirement shall not be applicable if such amendment, alteration, change, repeal or rescission is approved by the affirmative vote of not less than 90% of the outstanding Shares) shall be required to amend, alter, change, repeal or rescind, or adopt any provisions inconsistent with, this Article XII.

     (h) The provisions of this Article XII shall be subject to all valid and applicable laws, including, without limitation, the Texas REIT Act, and, in the event this Article XII or any of the provisions hereof are found to be inconsistent with or contrary to any such valid laws, such laws shall be deemed to control and this Article XII shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

                                  ARTICLE XIII

     The Trust Managers may from time to time authorize, and the Trust may make, distributions on its outstanding Shares in cash, in property or in its Shares, except that no distribution shall be made if (i) after giving effect to the distribution, the Trust would be insolvent or (ii) the distribution exceeds the surplus of the Trust, except as set forth in the Texas REIT Act.

                                  ARTICLE XIV

     A holder of Shares, an owner of any beneficial interest in shares, or a subscriber for shares whose subscription has been accepted is not under an obligation to the Trust or to its obligees, with respect to the shares, other than the obligation to pay to the Trust the full amount of the consideration for which the shares were or are to be issued; with respect to any contractual obligation of the Trust, on the basis that the holder, owner, or subscriber is or was the alter ego of the Trust, or on the basis of actual fraud or constructive fraud, a sham to perpetrate a fraud, or other similar theory, unless the obligee demonstrates that the holder, owner, or subscriber caused the Trust to be used for the purpose of perpetrating and did perpetrate an actual fraud on the obligee primarily for the direct personal benefit of the holder, owner, or subscriber; or, with respect to any obligation of the Trust, on the basis of the failure of the Trust to observe any formality, including the failure to comply with any requirement of the Texas REIT Act or of the Declaration of Trust or Bylaws of the Trust or to observe any requirement prescribed by the Texas REIT Act or by the Declaration of Trust or Bylaws for acts taken by the Trust, its Trust Managers, or its shareholders.

                                 ARTICLE XV

     (a)  In this Article:

          (i) "Indemnitee" means (A) any present or former Trust Manager or officer of the Trust, (B) any person who while serving in any of the capacities referred to in clause (A) hereof served at the Trust's request as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another real estate investment trust or foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (C) any person nominated or designated by (or pursuant to authority granted by) the Trust Managers or any committee thereof to serve in any of the capacities referred to in clauses (A) or (B) hereof.

          (ii) "Official Capacity" means (A) when used with respect to a Trust Manager, the office of Trust Manager of the Trust and (B) when used with respect to a person other than a Trust Manager, the elective or appointive office of the Trust held by such person or the employment or agency relationship undertaken by such person on behalf of the Trust, but in each case does not include service for any other real estate investment trust or foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

          (iii) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

          (iv) "Trust" includes any domestic or foreign predecessor of the Trust in a merger, consolidation, or other transaction in which the liabilities of the predecessor are transferred to the Trust by operation of law and in any other transaction in which the Trust assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject of this Article.

     (b) The Trust shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in paragraph (a)(i) of this Article XV, to the fullest extent that indemnification is permitted by Texas law in accordance with the Bylaws of the Trust. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.

     (c) Without limitation of paragraph (b) of this Article XV and in addition to the indemnification provided for in paragraph (b) of this Article XV, the Trust shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the capacities referred to in paragraph (a)(i) of this Article XV, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

     (d) Reasonable expenses (including court costs and attorneys' fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid or reimbursed by the Trust at reasonable intervals in advance of the final disposition of such Proceeding after receipt by the Trust of a written affirmation from the Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article XV and a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that he is not entitled to be indemnified by the Trust as authorized in this Article XV. Such written undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article XV, the Trust may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

     (e) The indemnification provided by this Article XV shall (i) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Trust's Bylaws, any law, agreement or vote of shareholders or disinterested Trust Managers, or otherwise, or under any policy or policies of insurance purchased and maintained by the Trust on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (ii) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, and (iii) inure to the benefit of the heirs, executors and administrators of such a person.

     (f) The provisions of this Article XV (i) are for the benefit of, and may be enforced by, each Indemnitee of the Trust, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Trust and such Indemnitee and (ii) constitute a continuing offer to all present and future Indemnities. The Trust, by its adoption of this Declaration of Trust,
(x) acknowledges and agrees that each Indemnitee of the Trust has relied upon and will continue to rely upon the provisions of this Article XV in becoming, and serving in any of the capacities referred to in paragraph (a)(i) of this
Article XV, (y) waives reliance upon, and all notices of acceptance of, such provisions by such Indemnities and (z) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his right to enforce the provisions of this Article XV in accordance with their terms by any act or failure to act on the part of the Trust.

     (g) No amendment, modification or repeal of this Article XV or any provision of this Article XV shall in any manner terminate, reduce or impair the right of any past, present or future Indemnities to be indemnified by the Trust, nor the obligation of the Trust to indemnify any such Indemnities, under and in accordance with the provisions of this Article XV as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may be asserted.

     (h) If the indemnification provided in this Article XV is either (i) insufficient to cover all costs and expenses incurred by any Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his holding or having held a position named in paragraph (a)(i) of this Article XV or (ii) not permitted by Texas law, the Trust shall indemnify, to the fullest extent that indemnification is permitted by Texas law, every Indemnitee with respect to all costs and expenses incurred by such Indemnitee as a result of such Indemnitee being made or threatened to be made a defendant or respondent in a Proceeding by reason of his holding or having held a position named in paragraph (a)(i) of this Article XV.

     (i) The indemnification provided by this Article XV shall be subject to all valid and applicable laws, including, without limitation, the Texas REIT Act, and, in the event this Article XV or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, such laws shall be deemed to control and this
Article XV shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

     (j) The indemnification provisions contained in this Article XV may be amended only by the affirmative vote of the holders of at least two-thirds of the outstanding Shares.

                                  ARTICLE XVI

     No Trust Manager or officer of the Trust shall be liable to the Trust for any act, omission, loss, damage, or expense arising from the performance of his duty under the Trust save only for his own willful misfeasance or willful malfeasance or gross negligence. In discharging their duties to the Trust, Trust Managers and officers of the Trust shall be entitled to rely upon experts and other matters as provided in the Texas REIT Act.

                                  ARTICLE XVII

     The number of Trust Managers shall be fixed from time to time by the Trust Managers as provided in the Bylaws of the Trust. Each Trust Manager shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. In the event of any increase or decrease in the authorized number of Trust

Managers, each Trust Manager then serving as such shall nevertheless continue as a Trust Manager until the expiration of his current term, or his prior death, retirement, resignation or removal.

     Immediately after the initial public offering of Common Shares of the Trust, the Board of Trust Managers of the Trust shall be divided into three classes, each class to consist as nearly as possible of one-third of the Trust Managers. The term of office of one class of Trust Managers shall expire each year. The initial term of office of the Class I Trust Managers shall expire at the 1995 annual meeting of shareholders. The initial term of office of the Class II Trust Managers shall expire at the 1996 annual meeting of shareholders. The initial term of office of the Class III Trust Managers shall expire at the 1997 annual meeting of shareholders. Commencing with the 1995 annual meeting of shareholders, the Trust Managers of the class elected at each annual meeting of shareholders shall hold office for a term of three years.

     The Trust Managers for the class of Trust Managers whose term is expiring at such annual meeting shall be elected at the annual meeting of the shareholders by the affirmative vote of the holders of two-thirds (2/3) of the shares outstanding and entitled to vote for the election of Trust Managers. A Trust Manager may be removed by the vote of the holders of two-thirds of the outstanding Shares at a special meeting of the shareholders called for such purpose pursuant to the Trust's Bylaws.

                                 ARTICLE XVIII

     (a) From and after the Initial Public Offering (as hereinafter defined), no person may own more than 9.8% of the outstanding Shares (the limitation on the ownership of outstanding Shares is referred to in this Article XVIII as the "Ownership Limit" and the 9.8% threshold is referred to in this Article XVIII as the "Percentage Limit"), and no Securities (as hereinafter defined) shall be accepted, purchased, or in any manner acquired by any person if such issuance or transfer would result in that person's ownership of Shares exceeding the Percentage Limit. Notwithstanding the foregoing, the Board of Trust Managers may, in their discretion, waive the Ownership Limit with respect to the initial acquisition by certain entities of Common Shares pursuant to the initial public offering of the Trust's Common Shares. For purposes of determining if the Ownership Limit is exceeded by a person, Convertible Securities (as hereinafter defined) owned by such person shall be treated as if the Convertible Securities owned by such person had been converted into Shares if the effect of such treatment would be to increase the ownership percentage of such person in the Trust. The Ownership Limit shall not apply to acquisitions of Securities by any person that has made a tender offer for all outstanding Shares of the Trust (including Convertible Securities) in conformity with applicable federal securities laws, to the acquisition of Securities of the Trust by an underwriter in a public offering of Securities of the Trust, or in any transaction involving the issuance of Securities by the Trust, in which a majority of the Trust Managers determines that the underwriter or other person or party initially acquiring such Securities will timely distribute such Securities to or among others so that, following such distribution, none of such

Securities will be Excess Securities (as hereinafter defined), or to the acquisition of Securities pursuant to the exercise of employee share options.

     (b) Nothing in this Article XVIII shall preclude the settlement of any transaction in Securities entered into through the facilities of the New York Stock Exchange. If any Securities are accepted, purchased, or in any manner acquired by any person resulting in a violation of paragraph (a) or (e) hereof, such issuance or transfer shall be valid only with respect to such amount of Securities issued or transferred as does not result in a violation of paragraph
(a) or (e) hereof, and such acceptance, purchase or acquisition shall be void ab
                                                                              --
initio with respect to the amount of Securities that results in a violation of
- ------
paragraph (a) or (e) hereof (the "Excess Securities"), and the intended transferee of such Excess Securities shall acquire no rights in such Excess Securities except as set forth in paragraph (d) below.

     (c) Ownership of Securities is conditional upon the owner or prospective owner having provided to the Trust definitive written information respecting his ownership of Securities. Failure to provide such information, upon reasonable request, shall result in the Securities so owned being treated as Excess Securities pursuant to paragraph (b) hereof for so long as such failure continues.

     (d) The Excess Securities, and the owners thereof, shall have the following characteristics, rights and powers:

          (i) Upon any purported transfer that results in Excess Securities pursuant to paragraphs (a) or (e) of this Article XVIII, such Excess Securities shall be deemed to have been transferred to the Trust, as trustee of a trust for the exclusive benefit of such beneficiary or beneficiaries to whom an interest in such Excess Securities may later be transferred pursuant to subparagraph (v) of this paragraph (d). Any such Excess Securities so held in trust shall be issued and outstanding stock of the Trust. The purported transferee shall have no rights in such Excess Securities except as provided in subparagraph (v) of this paragraph (d).

          (ii) Excess Securities shall not be entitled to any dividends, interest payments or other distributions. Any dividend or distribution paid prior to the discovery by the Trust that the Securities have become Excess Securities shall be repaid to the Trust upon demand.

          (iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Excess Securities shall be entitled to receive, ratably with each other holder of Securities and Excess Securities, that portion of the assets of the Trust available for distribution to its shareholders as the number of shares of the Excess Securities held by such holder bears to the total number of shares of Securities and Excess Securities then outstanding. The Trust, as holder of the Excess Securities in trust, or if the Trust shall have been dissolved, any trustee of such trust appointed by the

     Trust prior to its dissolution, shall distribute ratably to the beneficiaries of such trust, when determined, any such assets received in respect of the Excess Securities in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust.

          (iv) The holders of shares of Excess Securities shall not be entitled to vote on any matters (except as required by law).

          (v) Except as otherwise provided in this Article XVIII, Excess Securities shall not be transferable. The purported transferee may freely designate a beneficiary of an interest in the trust (representing the number of shares of Excess Securities held by the trust attributable to a purported transfer that resulted in the Excess Securities), if (A) the shares of Excess Securities held in the trust would not be Excess Securities in the hands of such beneficiary and (B) the purported transferee does not receive a price from such beneficiary that reflects a price per share for such Excess Securities that exceeds (x) the price per share such purported transferee paid for the Securities in the purported transfer that resulted in the Excess Securities, or (y) if the purported transferee did not give value for such Excess Securities (through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported transfer that resulted in Excess Securities. Upon such transfer of an interest in the trust, the corresponding shares of Excess Securities in the trust shall be automatically exchanged for an equal number of shares of the applicable Securities and such Securities shall be transferred of record to the transferee of the interest in the trust if such Securities would not be Excess Securities in the hands of such transferee. Prior to any transfer of any interest in the trust, the purported transferee must give advance notice to the Trust of the intended transfer and the Trust must have waived in writing its purchase rights under subparagraph (vi) of this paragraph (d). Notwithstanding the foregoing, if a purported transferee receives a price for designating a beneficiary of an interest in the trust that exceeds the amounts allowable under the foregoing provisions of this subparagraph (v), such purported transferee shall pay, or cause such beneficiary to pay, such excess to the Trust.

          (vi) Excess Securities shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of
     (A) the price per share in the transaction that created such Excess Securities (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (B) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of 90 days after the later of (x) the date of the transfer which resulted in such Excess Securities and (y) the date the Trust Managers determine in good faith that a transfer resulting in Excess Securities has occurred.

     (e) Any sale, transfer, gift, assignment, devise or other disposition of Shares (a "transfer") that, if effective, would result in (i) the Shares being owned by less than 100 persons (determined without reference to any rules of attribution) shall be void ab initio
                           -- ------

                                      -16
as to the Shares which would otherwise be beneficially owned by the transferee,
(ii) the Trust being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be void ab initio
                                                                      -- ------
as to the transfer of the Shares that would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code, and (iii) the disqualification of the Trust as a REIT shall be void ab initio as to the transfer of the Shares
                                     -- ------
that would cause the Trust to be disqualified as a REIT, and, in the case of each of clauses (i), (ii) and (iii) of this paragraph (e), the intended transferee shall acquire no rights in such Shares except as set forth in paragraph (d) above.

     (f) For purposes of this Article XVIII:

          (i) The term "Convertible Securities" means any securities of the Trust that are convertible into Shares.

          (ii) The term "individual" means any natural person and those organizations treated as natural persons in Section 542(a) of the Code.

          (iii) The term "Initial Public Offering" means the initial sale of Common Shares to the public pursuant to the Trust's first effective registration statement for such Common Shares filed under the Securities Act of 1933, as amended.

          (iv) The term "Market Price" means the last reported sales price of Common Shares reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if the Common Shares are not then traded on the New York Stock Exchange, the last reported sales price of the Common Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Shares may be traded, or if the common Shares are not then traded over any exchange or quotation system, then the market price of the Common Shares on the relevant date as determined in good faith by the Trust Managers.

          (v) The term "ownership" (including "own" or "owns") of Shares means beneficial ownership. Beneficial ownership, for this purpose shall be defined in accordance with or by reference to Sections 856, 542 and 544 of the Code Internal Revenue Code of 1986, as amended (the "Code").

          (vi) The term "person" includes an individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity and also includes a "group" as that term is defined in Section 13(d)(3) of the Exchange Act.

          (vii) The term "REIT" means a "real estate investment trust" in accordance with the provisions of Sections 856 through 860 of the Code and applicable Treasury Regulations.

          (viii)  The term "Securities" means Shares and Convertible Securities.

     (g) If any of the restrictions on transfer set forth in this Article XVIII are determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Securities may be deemed, at the option of the Trust, to have acted as an agent on behalf of the Trust in acquiring the Excess Securities and to hold the Excess Securities on behalf of the Trust.

     (h) Nothing herein contained shall limit the ability of the Trust to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Trust and the interests of its security holders by preservation of the Trust's status as a qualified real estate investment trust under the Code.

     (i) All persons who own 5% or more of the Trust's outstanding Shares during any taxable year of the Trust shall file with the Trust an affidavit setting forth the number of Shares during such taxable year (i) owned directly (held of record by such person or by a nominee or nominees of such person) and (ii) owned indirectly (by reason of Sections 542, 544 and 856 of the Code or for purposes of Rule 13(d) of the Exchange Act) by the person filing the affidavit. The affidavit to be filed with the Trust shall set forth all the information required to be reported (i) in returns of shareholders under income tax regulation 1.857-9 or similar provisions of any successor regulation and (ii) in reports to be filed under Section 13(d) of the Exchange Act. The affidavit or an amendment to a previously filed affidavit shall be filed with the Trust annually within 60 days after the close of the Trust's taxable year. A person shall have satisfied the requirements of this paragraph (i) if the person furnishes to the Trust the information in such person's possession after such person has made a good faith effort to determine the Shares it indirectly owns and to acquire the information required by income tax regulation 1.857-9 or similar provisions of any successor regulation. Notwithstanding the foregoing, if the Trust has less than 2,000 record shareholders, the affidavit requirements of this paragraph (i) shall apply to holders of 1% or more of the Trust's outstanding Shares, or to the holders of 0.5% or more of the Trust's outstanding Shares if the Trust has 200 or fewer record shareholders.

     (j) The affirmative vote of the holders of not less than 80% of all outstanding Shares of the Trust entitled to vote in the election of Trust Managers, considered for purposes of this Article XVIII as one class, shall be required to amend, alter, change, repeal or rescind any provision of this
Article XVIII or to adopt any provisions inconsistent with this Article XVIII.

                                  ARTICLE XIX

     Upon resolution adopted by the Trust Managers, the Trust shall be entitled to purchase, directly or indirectly, its own Shares, provided that following such repurchase the Trust would continue to be able to pay its debts as they become due in the ordinary course of its business.

                                 ARTICLE XX

          This Declaration of Trust may be amended from time to time by the affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote on the proposed amendment, except that (i) Article X hereof (relating to the prohibition against engaging in non-real estate investment trust businesses); (ii) Article XII hereof (relating to the approval of Business Combinations); (iii) Article XVIII hereof (relating to Share ownership requirements) and (iv) this Article XX may not be amended or repealed, and provisions inconsistent therewith and herewith may not be adopted, except by the affirmative vote of the holders of at least 80% of the outstanding Shares.

                                  ARTICLE XXI

          If any provision of this Declaration of Trust or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. This Declaration of Trust may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

          IN WITNESS WHEREOF, the undersigned Trust Managers do hereby execute this Amended and Restated Declaration of Trust effective as of the 20th day of May, 1996.




                              Richard L. Bloch


                              --------------------------------------------------
                              Robert L. Shaw


                              --------------------------------------------------
                              Will Cureton


                              --------------------------------------------------
                              Roger T. Staubach


                              --------------------------------------------------
                              James C. Leslie


                              --------------------------------------------------
                              Jack E. Kemp


                              --------------------------------------------------
                              Hugh G. Robinson


                              --------------------------------------------------
                              Gregg L. Engles

                                ACKNOWLEDGEMENT

STATE OF                 (S)
         ----------------
                         (S)
COUNTY OF                (S)
         ----------------

     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Richard L. Bloch, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.




                                        ----------------------------------------


                                        ----------------------------------------
                                                     NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Robert L. Shaw, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.





                                         ---------------------------------------


                                         ---------------------------------------

                                                       NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Will Cureton, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.



                                         ---------------------------------------


                                         ---------------------------------------

                                                      NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Roger T. Staubach, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.



                                         ---------------------------------------


                                         ---------------------------------------

                                                      NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared James C. Leslie, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.



                                         ---------------------------------------


                                         ---------------------------------------
                                                        NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF                   (S)
         ----------------
                           (S)
COUNTY OF                  (S)
         -----------------

     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Jack E. Kemp, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.


                                         ---------------------------------------


                                         ---------------------------------------

                                                      NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Hugh G. Robinson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.



                                         ---------------------------------------


                                         ---------------------------------------

                                                      NOTARY PUBLIC

                                ACKNOWLEDGEMENT

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On June ___, 1996, before me, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Gregg L. Engles, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity as Trust Manager of Columbus Realty Trust.

     Witness my hand and official seal.



                                         ---------------------------------------


                                         ---------------------------------------

                                                      NOTARY PUBLIC